EXHIBIT 11(b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the use in this Post-Effective Amendment No. 27 to the Registration Statement of Eaton Vance Mutual Funds Trust (1933 Act File No. 2-90946) on behalf of EV Marathon Strategic Income Fund of our report dated December 1, 1995, relating to EV Marathon Strategic Income Fund, and of our report dated December 1, 1995, relating to Strategic Income Portfolio, which reports are included in the Annual Report to Shareholders for the year ended October 31, 1995, which is incorporated by reference in the Statement of Additional Information.

     We also consent to the reference to our Firm under the heading "The Fund's Financial Highlights" in the Prospectus and under the captions "Financial Statements" and "Independent Accountants" in the Statement of Additional Information of the Registration Statement.

                                                        COOPERS & LYBRAND L.L.P.

February 26, 1996
Boston, Massachusetts